EX 99.1

FOR IMMEDIATE RELEASE

Contact:

Andrew Samuel

CEO

717.798.4230

asamuel@linkbank.com

LINKBANCORP, INC. Announces Sale of New Jersey Operations

CAMP HILL, Pa. – May 9, 2024 – LINKBANCORP, Inc. (NASDAQ: LNKB) (“LINK” or the Company), today announced that its wholly owned subsidiary, LINKBANK, entered into a definite purchase and assumption agreement under which American Heritage Federal Credit Union, based in Philadelphia, Pennsylvania, will acquire LINKBANK’s banking operations and 3 branches in New Jersey. The transaction includes approximately $105 million of deposits and $123 million in loans.

The 3 branches were previously part of the Liberty Bell Bank division of The Bank of Delmarva, which merged with LINBANK as part of the Company’s recent merger with Partners Bancorp.

Andrew Samuel, CEO, commented, “As we continue to execute on initiatives to achieve the operational efficiencies and revenue growth of the Partners combination, we believe this divestiture will enable us to re-allocate capital toward our core Pennsylvania markets and accelerate growth in the robust Northern Virginia and Maryland markets.”

The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in the second half of 2024.

Stephens Inc. served as financial adviser and Luse Gorman, PC provided legal counsel to LINK. Olden Lane Securities, LLC served as financial adviser and Honigman LLP and The Weber Firm, LLC provided legal counsel to American Heritage Federal Credit Union.

ABOUT LINKBANCORP, Inc.

LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, LINKBANK, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Pennsylvania, Maryland, Delaware, Virginia, and New Jersey through 29 client solutions centers and www.linkbank.com. LINKBANCORP, Inc. common stock is traded on the Nasdaq Capital Market under the symbol "LNKB". For further company information, visit ir.linkbancorp.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties associated with newly developed or acquired operations; risks related to the integration of the merger with Partners; changes in general economic trends, including inflation and changes in interest rates; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; adverse developments in borrower industries and, in particular, declines in real estate values; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and the effects of any cybersecurity breaches. The Company does not undertake, and specifically disclaims, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.